Exhibit 21

Entity	Chief Executive Offices or Principal Place of Business	Jurisdiction of Organization	FEIN	Company Organizational Numbers

Digital Turbine, Inc.	2811 Cahuenga Blvd West Los Angeles, CA, USA	USA		80-0776685

Digital Turbine (EMEA) Ltd.	3 Hasadnaot St. Herzliya Pituach – 46140, Israel	Israel		514802875

Logia Content Development and Management Ltd	3 Hasadnaot St. Herzliya Pituach – 46140, Israel	Israel		513540245

Volas Entertainment Ltd.	3 Hasadnaot St. Herzliya Pituach – 46140, Israel	Israel		513881607

Mailbit Logia (2008) Ltd.	3 Hasadnaot St. Herzliya Pituach – 46140, Israel	Israel		514121953

Digital Turbine Group Pty Ltd	283 Young St WATERLOO – NSW 2017 Australia	Australia		ACN 163 117 253

Digital Turbine Holdings Pty Ltd	Level 2, 221 Miller Street, North Sydney – NSW 2060 Australia	Australia		TAX 847599909

Digital Turbine Asia Pacific Pty Ltd	Level 2, 221 Miller Street, North Sydney – NSW 2060 Australia	Australia		TAX 791741061

Digital Turbine Technology (IP) Pty Ltd	Level 2, 221 Miller Street, North Sydney – NSW 2060 Australia	Australia		TAX 949745512

Digital Turbine IP Pty Ltd	Level 2, 221 Miller Street, North Sydney – NSW 2060 Australia	Australia		TAX 949301761

Digital Turbine Singapore Pte Ltd	128 Tanjong Pagar Road, Singapore 088535.	Singapore		201407526R